UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2012

OPNEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33306	22-3761205
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

46429 Landing Parkway, Fremont, California 94538

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (510) 580-8828

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 23, 2012, Opnext, Inc. (“Opnext”) received notification that early termination of the waiting period under the Hart-Scott-Rodino Act for the previously announced merger between Opnext and Oclaro, Inc. (“Oclaro”) was granted by the Federal Trade Commission. Completion of the merger remains subject to the other conditions in the Agreement and Plan of Merger and Reorganization, dated March 26, 2012, by and among Opnext, Tahoe Acquisition Sub, Inc., a wholly-owned subsidiary of Oclaro, and Oclaro.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination involving Oclaro and Opnext. In connection with the proposed transaction, Oclaro and Opnext plan to file documents with the SEC, including the filing by Oclaro of a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus, and each of Oclaro and Opnext plan to file with the SEC other documents regarding the proposed transaction. Investors and security holders of Oclaro and Opnext are urged to carefully read the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Oclaro and Opnext because they will contain important information about the proposed transaction. Investors and security holders may obtain free copies of the documents filed with the SEC on Oclaro’s website at www.oclaro.com or Opnext’s website at www.opnext.com or the SEC’s website at www.sec.gov. Oclaro, Opnext and their respective directors and executive officers may be deemed participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the Joint Proxy Statement/Prospectus described above. Additional information regarding the directors and executive officers of Oclaro is also included in Oclaro’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on September 9, 2011, and additional information regarding the directors and executive officers of Opnext is also included in Opnext’s proxy statement for its 2011 Annual Meeting of Stockholders, which was filed with the SEC on January 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Opnext, Inc.

Date: April 25, 2012	By:	/s/ Robert J. Nobile
Robert J. Nobile Chief Financial Officer and Senior Vice President, Finance